UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 2/26/2009

J.CREW GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-42427

DE	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, New York 10003

(Address of principal executive offices, including zip code)

212-209-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 26, 2009, J. Crew Group, Inc. (the “Company”) committed to a workforce reduction as part of a cost reduction program that is expected to generate approximately $40 million in annualized pre-tax savings. This program is being implemented in response to the challenging economic environment, which is anticipated to continue through the Company’s current fiscal year.

The workforce reduction impacted approximately 95 positions (including positions that are currently unfilled) primarily in the Company’s New York offices and support functions in the field and distribution centers. In addition, the program includes suspension of the 401(k) Plan Company matching contributions through the balance of 2009, elimination of 2009 merit based wage increases for the entire workforce and other cost reductions.

The Company expects to incur a pre-tax charge of approximately $1.5 million during the first quarter of fiscal year 2009 mainly to reflect anticipated severance and related costs for affected associates.

The above estimated costs and charges are preliminary and may vary based on various factors, including the timing of implementation and changes in underlying assumptions and projections.

Item 7.01	Regulation FD Disclosure.

On February 27, 2009, the Company issued a press release announcing the cost reduction program. The Company is furnishing a copy of the press release hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a) through (c) Not applicable

(d) Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release issued by J. Crew Group, Inc. on February 27, 2009.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.

By:	/s/ James S. Scully
Name:	James S. Scully
Title:	Chief Administrative Officer and Chief Financial Officer

Dated: February 27, 2009